PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated August 22, 2014)	Registration No. 333-198299

Up to $50,000,000 of

Common Stock, No Par Value

This prospectus supplement and accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, no par value per share, having an aggregate offering price of up to $50,000,000, through Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) as our sales agent, or to Sandler O’Neill as principal for its own account, at a price agreed upon at the time of sale, for resale. If we sell shares of our common stock to Sandler O’Neill as principal or other than in accordance with the sales agency agreement (the “Sales Agency Agreement”), we will enter into a separate agreement setting forth the terms of such transaction and we will describe such agreement in a separate prospectus supplement or pricing supplement.

Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market (“NASDAQ”) at market prices prevailing at the time of sale or as otherwise agreed by us and Sandler O’Neill.

Our common stock is listed on the NASDAQ Global Select Market and trades under the symbol “PGC.” On October 22, 2014, the last reported sale price of our common stock on NASDAQ was $18.32 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks discussed in “Risk Factors” beginning on page S-9 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Sandler O’Neill will receive from us a commission equal to 2.85% of the gross sales price of the shares of common stock sold through Sandler O’Neill, as our sales agent, pursuant to the Sales Agency Agreement. Subject to the terms and conditions of the Sales Agency Agreement, Sandler O’Neill will use its commercially reasonable efforts to sell on our behalf any shares of common stock to be offered by us under the Sales Agency Agreement.

SANDLER O’ NEILL + PARTNERS, L.P.

The date of this prospectus supplement is October 23, 2014.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy the common stock only in places where sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus that we may provide you is accurate as of any date other than its respective date. Our business, financial condition, results of operation and prospects may have changed since those dates.

TABLE OF CONTENTS
Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS	S-ii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-9
USE OF PROCEEDS	S-11
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	S-12
DESCRIPTION OF COMMON STOCK	S-13
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK	S-14
PLAN OF DISTRIBUTION	S-18
LEGAL MATTERS	S-19
EXPERTS	S-19
INCORPORATION OF INFORMATION FILED WITH THE SEC	S-29

Prospectus
ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	2
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS	2
THE SECURITIES WE MAY OFFER	2
DESCRIPTION OF CAPITAL STOCK	3
DESCRIPTION OF DEBT SECURITIES	7
DESCRIPTION OF DEPOSITARY SHARES	21
DESCRIPTION OF WARRANTS	23
DESCRIPTION OF UNITS	25
USE OF PROCEEDS	25
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	26
PLAN OF DISTRIBUTION	26
LEGAL MATTERS	28
EXPERTS	28
WHERE YOU CAN FIND MORE INFORMATION	28

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained or incorporated by reference in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the common stock offered hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the information set forth in this prospectus supplement or any document incorporated by reference herein varies from the information set forth or incorporated by reference in the accompanying prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document incorporated by reference herein, you should rely on the information in the more recent document.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell our common stock. You should not assume that the information that appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Unless otherwise noted or the context otherwise requires, references in this prospectus supplement to “Peapack” and “the Company” are to Peapack-Gladstone Financial Corporation and its consolidated subsidiaries. The terms “we,” “us” and “our” refer to Peapack-Gladstone Financial Corporation when discussing the securities to be offered by the Company hereby.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated herein by reference, contains forward-looking information about us that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of Peapack and its subsidiaries.

Discussions containing forward-looking statements may be found, among other places, in this prospectus supplement, the accompanying prospectus, our most recent Annual Report on Form 10-K, our most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, as well as any similar statements contained in future Current Reports on Form 8-K, Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K, which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements as statements of historical fact or as guarantees or assurances of future performance because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.

S-ii

We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on any forward-looking statement. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” below.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference herein, including our consolidated financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

About Peapack

Peapack-Gladstone Financial Corporation is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized under the laws of New Jersey in August 1997, by the Board of Directors of Peapack-Gladstone Bank (the “Bank”), its principal subsidiary, to become a holding company for the Bank. The Bank is a state chartered commercial bank founded in 1921 under the laws of the State of New Jersey. The Bank is a member of the Federal Reserve System. The Bank offers financial services through its corporate headquarters, its private banking locations, its Delaware trust subsidiary and its branch network. The Bank maintains ten branches in Somerset County, six in Morris County, four in Hunterdon County, one in Middlesex County and two in Union County. The Bank also maintains private banking locations in Bedminster, Morristown, Princeton and Teaneck, New Jersey.

Our commercial loan customers are business people, including business owners, professionals, retailers, contractors and real estate investors. Most forms of commercial lending are offered, including working capital lines of credit, term loans for fixed asset acquisitions, commercial mortgages, multi-family mortgages and other forms of asset-based financing.

In addition to commercial lending activities, we offer a wide range of consumer banking services, including: checking and savings accounts, money market and interest-bearing checking accounts, certificates of deposit, and individual retirement accounts held in certificates of deposit. We also offer residential and construction mortgages, home equity lines of credit and other second mortgage loans. Internet banking, including an online bill payment option and mobile phone banking, is available to customers.

Private Wealth Management Division

The private wealth management division of the Bank, is one of the largest New Jersey-based trust and investment businesses with $2.8 billion of assets under administration as of June 30, 2014. It is headquartered in Bedminster, New Jersey with additional offices in Clinton, Morristown and Summit, New Jersey, as well as at the Bank’s subsidiary, PGB Trust & Investments of Delaware, in Greenville, Delaware. Wealth management services are also available at any of our private banking locations, including Teaneck and Princeton, New Jersey. The Bank’s wealth management business is known for its integrity, client service and broad range of fiduciary, investment management and tax services, designed specifically to meet the needs of high net-worth individuals, families, foundations and endowments.

We believe our wealth management business differentiates us from our competition and adds significant value. We intend to grow this business further both in and around our market areas through our Delaware trust subsidiary; through our existing wealth, loan and depository client base; and through our innovative private banking service model, which utilizes private bankers working together to provide fully integrated client solutions. Throughout the wealth management division and all other business lines, we will continue to provide the unparalleled personalized, high-touch service our valued clients have come to expect.

Our Markets

Our current market is defined as New York-Northern New Jersey-Long Island, and the NY-NJ-PA metropolitan statistical area. Our primary markets are located in New Jersey, among one of the most attractive banking markets in the United States with a total population of approximately 8.83 million and a median household income of $66,950 as of 2007-2011, well above the U.S. median household income of $50,517 as of 2007-2011, according to estimates from the United States Census Bureau. Somerset County, where we are headquartered, is among one of the wealthiest in New Jersey, with a 2007-2011 median household income of $98,842 according to estimates from United States Census Bureau. We believe that these markets have economic and competitive dynamics that are consistent with our objectives and favorable to executing our growth strategy.

S-1

Competitive Strengths

We believe that we are especially well-positioned to create value for our shareholders as a result of the following competitive strengths:

•	Strong Brand and Reputation in our Markets. We believe that our strong brand and market reputation have become and will remain key drivers of our growth. By capitalizing on the close community ties and business relationships, often time developed through our highly sought after trust and wealth management business, we are positioned to continue taking advantage of the market opportunity present in our primary marketplace. We are actively involved in numerous charitable organizations in local communities. We believe that our strong ties to the communities within our markets and well-respected executive management team and board of directors will enable us to attract talented bankers and customers, acquire other institutions, and take advantage of future growth opportunities.
•	Sound Credit Quality. By adhering to rigorous underwriting criteria, we have built a diversified asset portfolio anchored by commercial real estate loans (principally multi-family) with significant credit protection and attractive yields in our primary market areas. We strive to underwrite the customer relationship and not just the credit, allowing us to originate higher-quality assets, which we believe generate more predictable and more stable returns on a risk-adjusted basis. Our focus on the long-term success of our business through increasing risk-adjusted returns, as opposed to short-term profit goals, has enabled us to remain profitable in various market conditions across business cycles.
•	Core Funding. A significant driver of our franchise is the continued growth of our core deposits, such as checking, money market and savings deposits, which we use to fund our loans and investments. At June 30, 2014, our total deposits were approximately $2.1 billion. We seek to cross-sell deposit products at loan origination and derive significant amounts of core deposits as a result of our trust and wealth management relationships, which provide a basis for expanding our banking relationships and a stable source of funding.

Our Business Strategy

In October 2012, our Board of Directors hired Douglas Kennedy as our Chief Executive Officer. Following the hiring we undertook a strategic review of our operations including the addition of key personnel to our management team.

After an extensive assessment of our Company and the market, our management team developed and presented a comprehensive plan for our future, known as “Expanding Our Reach”, to our Board of Directors. The plan anticipated a steady stream of increased business revenue and earnings while focusing on superior client service. Over 50 employees at all levels of the Company were enlisted to help draft the plan, which included the following key elements:

•	enhanced risk management;
•	expansion of our Multi-Family and Commercial Real Estate Lending business;
•	expansion of our Commercial and Industrial (“C&I”) lending business through private banking teams, who will lead with deposit gathering and wealth management; and
•	establishment of a sales force that supports our branches and will serve as a primary contact for clients.

Core Competencies

•	Commercial Lending. We have been helping businesses emerge, expand and evolve for many years. We plan to continue this by moving more aggressively and growing our multi-family and other commercial real estate lending businesses. We have introduced a more comprehensive C&I lending program designed to service individuals, professional service firms, foundations, and privately owned businesses. This C&I lending program, similar to our wealth management business, has been fully integrated into our private banking platform with private bankers focusing on C&I lending, wealth advisory and deposit gathering all working together to provide a high-touch, “white-glove” client service.
S-2

•	Retail Banking – Deposits. We see a lot of opportunity for growth in our core markets. We have recently introduced the concept of high-touch relationship-style banking to support the affluent segment of our branch network. Much like the private banking service model, this team has intimate knowledge of all Bank products and services and serves as the primary contact for clients seeking wealth, lending and deposit solutions. The structure of this team will enable our existing branch network to maintain its primary objective of providing unique and unparalleled client service. Additionally, our private banking platform has and will contribute significantly to our retail deposit growth, not only through stand-alone deposit relationships, but through comprehensive new relationships associated with C&I lending.
•	Wealth Management. We have been in the wealth management business since 1972. The business adds significant value to our Company and differentiates us from many of our competitors. Conversations with all clients and potential clients across all lines of business include a wealth management discussion. The market value of the assets under administration of the wealth management division was $2.8 billion at June 30, 2014.

Corporate Information

Our principal executive offices are located at 500 Hills Drive, Suite 300, Bedminster, New Jersey 07921, and our telephone number is (908) 234-0700. Our website is www.pgbank.com. Information on or accessible through our website shall not be deemed part of this prospectus supplement or the accompanying prospectus.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Incorporation of Information Filed with the SEC” beginning on page S-20 of this prospectus supplement and “Where You Can Find More Information” beginning on page 28 of the accompanying prospectus.

Recent Developments

On October 22, 2014, the Company announced that it had recorded net income of $10.68 million and diluted earnings per share of $0.90 for the nine months ended September 30, 2014. This compared to $6.87 million and $0.76, respectively for the same nine month period last year. For the quarter ended September 30, 2014, the Company recorded net income of $3.86 million and diluted earnings per share of $0.32. This compared to $1.96 million and $0.22, respectively, for the same quarter last year.

The following table summarizes earnings for the quarterly periods indicated:

(dollars in millions, except EPS)	Sept 30, 2014 (1)	June 30, 2014 (1)(2)	Sept 30, 2013 (3)
Pretax Income	$6.26	$6.32	$3.24
Net Income	$3.86	$3.78	$1.96
Diluted EPS	$0.32	$0.32	$0.22
Return on Average Assets	0.63%	0.67%	0.45%
Return on Average Equity	8.35%	8.44%	6.28%
Efficiency Ratio	66.60%	67.43%	78.84%
Total Revenue	$22.10	$22.40	$18.16
(1)	The September 2014 and June 2014 quarterly earnings per share calculations include all of the 2.47 million shares issued in the December 2013 rights offering.
(2)	The June 2014 quarter included a $176 thousand gain on sale of residential first mortgage loans sold, as a component of balance sheet management.
(3)	The September 2013 quarter included $933 thousand of compensation expense accruals related to the retirement of two senior officers.

S-3

Some performance highlights for the quarter ended September 30, 2014 include:

•	Net income, earnings per share, return on average assets and return on average equity for the September 2014 quarter each reflected improvement when compared to the third quarter of 2013.
•	At September 30, 2014 total loan balances was $2.04 billion compared to $1.57 billion at December 31, 2013, and $1.40 billion at September 30, 2013. Year over year loan growth was approximately 46 percent.
•	Total deposit balances grew to $2.20 billion at September 30, 2014, from $1.65 billion at December 31, 2013 and $1.57 billion at September 30, 2013.
•	The Company's net interest income for the September 2014 quarter was $17.05 million. This level reflected improvement when compared to $16.92 million for the June 2014 quarter, and when compared to $13.37 million for the same quarter last year.
•	At September 30, 2014, the market value of assets under administration in the private wealth management division was $3.30 billion.
•	Fee income from the private wealth management division totaled $3.66 million for the September 2014 quarter growing from $3.30 million for the same quarter last year. The fee income for the June 2014 quarter totaled $4.01 million as fee income for the second quarter of each calendar year is benefitted by tax return preparation fee income.
•	Asset quality metrics continue to be strong at September 30, 2014. Nonperforming assets at September 30, 2014 were $9.7 million or 0.39 percent of total assets. The metrics improved in early October when a $1.5 million commercial loan on nonaccrual at September 30, 2014 was paid off in full on October 8, 2014.
•	The book value per share at September 30, 2014 of $15.80 reflected improvement when compared to $14.79 at December 31, 2013 and $14.12 at September 30, 2013. Year over year growth in book value per share totaled 12%.

For more detailed information please see the Company's third quarter 2014 earnings release dated October 22, 2014. These results have not been audited or reviewed by our registered independent public accountants, nor have any other review procedures been performed by them with respect to these results. Accordingly, no opinion or any other form of assurance can be provided with respect to this information. Our actual results could differ from these results based on the completion of the review by our registered independent public accountants of our interim consolidated financial statements for the nine months ended September 30, 2014 when they are subsequently filed with the SEC.

S-4

Summary Financial Information

The following table sets forth summary financial data of the Company as of and for the six months ended June 30, 2014 and 2013 and as of and for each of the five years ended December 31, 2013, 2012, 2011, 2010 and 2009. The data for the Company as of June 30, 2014 and 2013 and for the six months ended June 30, 2014 and 2013 were derived from the Company’s unaudited consolidated financial statements. The data for the Company as of and for each of the five years ended December 31, 2013, 2012, 2011, 2010 and 2009 were derived from the Company’s audited consolidated financial statements. You should read the selected financial data in conjunction with the Company’s unaudited consolidated financial statements as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which is incorporated herein by reference, as well as the Company’s audited consolidated financial statements as of and for each of the five years ended December 31, 2013, 2012, 2011, 2010 and 2009 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is also incorporated herein by reference.

The consolidated financial statements as of and for the six months ended June 30, 2014 and 2013 are unaudited and include adjustments management considers necessary for a fair presentation under generally accepted accounting principles. The results of operations for any interim period are not necessarily indicative of results for the full year.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(dollars in thousands)
Summary Earnings:
Interest Income	$35,579	$26,892	$57,053	$56,090	$56,051	$60,922	$66,007
Interest Expense	3,085	2,017	4,277	4,687	7,136	11,032	17,659
Net Interest Income	32,494	24,875	52,776	51,403	48,915	49,890	48,348
Provision for Loan Losses	2,475	1,350	3,425	8,275	7,250	10,000	9,700
Net Interest Income After Provision For Loan Losses	30,019	23,525	49,351	43,128	41,665	39,890	38,648
Other Income, Exclusive of Securities Gains, Net	10,291	10,313	19,755	17,493	15,679	14,932	13,729
Securities Gains, Net	177	527	840	3,810	1,037	124	69
Impairment Charges on Securities	―	―	―	―	―	(941)	―
Other Expenses	29,269	26,372	55,183	48,330	44,399	43,110	42,266
Income Before Income Tax Expense	11,218	7,993	14,763	16,101	13,982	10,895	10,180
Income Tax Expense	4,404	3,091	5,502	6,405	1,814	3,231	3,054
Net Income	6,814	4,902	9,261	9,696	12,168	7,664	7,126
Dividends on Preferred Stock and Accretion	―	―	―	474	1,228	1,686	1,493
Net Income Available to Common Shareholders	6,814	4,902	9,261	9,222	10,940	5,978	5,633

S-5

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(dollars in thousands except per share data)
Per Share Data (reflects a 5% stock dividend in 2009 except for cash dividends per share):
Earnings Per Share-Basic	$0.58	$0.55	$1.02	$1.05	$1.25	$0.68	$0.64
Earnings Per Share-Diluted	0.58	0.55	1.01	1.05	1.25	0.68	0.64
Cash Dividends Declared	0.10	0.10	0.20	0.20	0.20	0.20	0.26
Book Value End-of-Period	15.48	13.96	14.79	13.90	12.47	11.03	10.57
Basic Weighted Average Shares Outstanding	11,664,410	8,889,971	9,094,111	8,780,973	8,741,209	8,784,655	8,715,419
Common Stock Equivalents (Dilutive)	150,396	52,296	82,688	47,501	1,061	366	50,838

Balance Sheet Data (At Period End):
Total Assets	$2,400,971	$1,679,590	$1,966,948	$1,667,836	$1,600,335	$1,505,425	$1,512,353
Investment Securities Held to Maturity	―	―	―	―	100,719	140,277	89,459
Securities Available for Sale	225,270	270,334	268,447	304,479	319,520	275,076	272,484
FHLB and FRB Stock, at cost	9,946	4,729	10,032	4,639	4,569	4,624	5,315
Total Loans	1,874,940	1,252,184	1,574,201	1,132,584	1,038,345	932,497	983,537
Allowance for Loan Losses	17,204	13,438	15,373	12,735	13,223	14,282	13,192
Total Deposits	2,115,168	1,522,926	1,647,250	1,516,427	1,443,892	1,351,546	1,349,669
Total Shareholders’ Equity	182,333	124,113	170,657	122,057	122,971	117,716	119,509
Wealth Division Assets Under Administration (Market Value)	2,843,310	2,520,424	2,690,601	2,303,612	1,957,146	1,940,404	1,856,229
Cash Dividends:
Common	1,191	896	1,802	1,774	1,765	1,757	2,199
Preferred	―	―	―	112	823	1,126	1,218

Selected Performance Ratios:
Return on Average Total Assets	0.63%	0.60%	0.54%	0.61%	0.79%	0.52%	0.49%
Return on Average Common Shareholders’ Equity	7.74%	7.89%	7.37%	8.03%	10.74%	6.26%	6.26%
Dividend Payout Ratio	17.48%	18.28%	19.46%	19.24%	16.13%	29.39%	39.05%
Average Equity to Average Assets Ratio	8.17%	7.55%	7.26%	7.25%	7.64%	7.83%	7.99%
Net Interest Margin	3.16%	3.25%	3.26%	3.50%	3.47%	3.64%	3.58%
Non-Interest Expenses to Average Assets	2.72%	3.20%	3.19%	3.04%	2.90%	2.91%	2.90%
Non-Interest Income to Average Assets	0.97%	1.32%	1.19%	1.34%	1.09%	0.95%	0.95%

S-6

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(dollars in thousands)

Asset Quality Ratios (At Period End):
Non-Performing Loans to Total Loans	0.35%	0.64%	0.42%	1.04%	1.85%	2.01%	1.19%
Non-Performing Assets to Total Assets	0.32%	0.68%	0.44%	0.91%	1.65%	1.51%	0.80%
Allowance for Loan Losses to Non-Performing Loans	263.22%	166.41%	231.87%	108.55%	68.83%	76.05%	112.25%
Allowance for Loan Losses to Total Loans	0.92%	1.07%	0.98%	1.12%	1.27%	1.53%	1.34%
Net Charge-Offs to Average Loans Plus Other Real Estate Owned	0.07%	0.11%	0.06%	0.80%	0.86%	0.93%	0.61%

Liquidity and Capital Ratios (At Period End):
Average Loans to Average Deposits	95.64%	78.45%	83.05%	76.39%	70.15%	72.22%	78.74%
Total Shareholders’ Equity to Total Assets	7.59%	7.39%	8.68%	7.32%	7.68%	7.82%	7.90%
Average Common Shareholders’ Equity to Average Assets	8.17%	7.55%	7.26%	7.22%	6.66%	6.43%	6.17%
Total Capital to Risk-Weighted Assets	14.30%	13.09%	15.33%	13.08%	13.76%	14.16%	13.71%
Tier 1 Capital to Risk-Weighted Assets	13.05%	11.84%	14.07%	11.83%	12.51%	12.91%	12.45%
Tier 1 Leverage Ratio	8.01%	7.39%	9.00%	7.27%	7.73%	7.96%	7.93%

S-7

The Offering

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus titled “Description of Capital Stock.”

Issuer	Peapack-Gladstone Financial Corporation, a New Jersey corporation
Common Stock Offered	Shares of common stock, no par value per share, having an aggregate offering price of up to $50,000,000.
Manner of Offering	“At-the-market” offering that may be made from time to time through our agent, Sandler O’Neill & Partners, L.P. See “Plan of Distribution” on page S-18 of this prospectus supplement.
Use of Proceeds

We estimate that the net proceeds from this offering, after deducting fees, commissions and estimated expenses, will be approximately $48 million. The net proceeds of the offering will be used by us for general corporate purposes which may include, among other things, funding our growth and expansion plans, working capital and pursuing strategic opportunities which may be presented to us from time to time. See “Use of Proceeds” beginning on page S-11 of this prospectus supplement.

Risk Factors

Investing in our common stock involves a high degree of risk. Please refer to “Risk Factors” in this prospectus supplement, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Market and Trading Symbol for the Common Stock	Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “PGC.”

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC. Please refer to “Incorporation of Information Filed with the SEC” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus for discussions of these other filings. In addition to the material risks and uncertainties described in those documents that management believes affect us, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. If any of these risks and uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment. This prospectus supplement and the accompanying prospectus is qualified in their entirety by those risk factors.

Risks Relating to this Offering and an Investment in our Common Stock

There May be Future Dilution of our Common Stock.

We may issue shares of our common stock having an aggregate offering price of up to $50,000,000 in connection with this offering. The issuance of these new shares could have the effect of depressing the market price for shares of our common stock. Moreover, our certificate of incorporation authorizes our Board of Directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital in connection with acquisitions, as part of our employee and director compensation or otherwise. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock, stock options, or warrants to purchase our common stock in the future and those stock options or warrants are exercised or the restricted stock vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

We May Reduce or Eliminate the Cash Dividend on Our Common Stock.

Holders of our common stock are only entitled to receive such cash dividends as our Board of Directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock cash dividend in the future. This could adversely affect the market price of our common stock. Moreover, the issuance of any senior preferred shares in the future may affect our ability to pay dividends on our common stock unless all dividends on any such senior preferred shares have been paid in full. Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. See “Dividend Policy” for more information.

The Common Stock is Equity and therefore is Subordinate to Our Indebtedness and Preferred Stock.

Shares of our common stock are equity interests in Peapack and do not constitute indebtedness. As such, shares of our common stock will rank junior to any preferred stock we may issue in the future, and to all of our existing and future indebtedness and other non-equity claims on Peapack with respect to assets available to satisfy claims on Peapack, including in a liquidation of Peapack.

Future Sales or the Possibility of Future Sales of a Substantial Amount of our Common Stock may Depress the Price of Shares of our Common Stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities. Our certificate of incorporation authorizes us to issue 21,000,000 shares of common stock, approximately 14,986,821 of which will be outstanding upon consummation of this offering. This number includes approximately 2,700,000 shares that we may sell in this offering, which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act").

S-9

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of our securities.

An Investment in our Common Stock is not an Insured Deposit and is not Guaranteed by the FDIC, so you Could Lose Some or All of your Investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

Sales of our common stock by one or more of our large shareholders may cause the market price of our common stock to decline.

Based on various public filings with the Securities and Exchange Commission, we are aware that approximately 31% of our common stock is owned by five shareholders who each own over five percent of our outstanding common stock.  These shareholders may from time to time liquidate their position and sell some or all of the common stock of the Company they own in market transactions.  In the event that one or more of these shareholders sells a large block of our common stock at once or over a short period of time, it may cause the market price of our stock to decline.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting fees, commissions and estimated expenses, will be approximately $48 million. The net proceeds of the offering will be used by us for general corporate purposes which may include, among other things, funding our growth and expansion plans, working capital and pursuing strategic opportunities which may be presented to us from time to time.

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PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PGC.” As of September 30, 2014, we had approximately 12,286,821 shares of common stock outstanding. As of September 30, 2014 , there were approximately 783 holders of record of our common stock. On October 22, 2014, the closing price of our common stock was $18.32 per share.

The following table sets forth the high and low sales prices of our common stock as reported by the NASDAQ Global Select Market and cash dividends per share declared for the periods indicated.

	High Sale Price	Low Sale Price	Dividend Per Share
2014
1st QUARTER	$22.78	$18.28	$0.05
2nd QUARTER	22.21	18.29	0.05
3rd QUARTER	21.56	17.40	0.05
2013
1st QUARTER	$15.55	$10.61	$0.05
2nd QUARTER	17.50	13.87	0.05
3rd QUARTER	20.04	15.93	0.05
4th QUARTER	20.73	17.26	0.05
2012
1st QUARTER	$13.55	$10.52	$0.05
2nd QUARTER	15.95	13.51	0.05
3rd QUARTER	16.83	13.18	0.05
4th QUARTER	16.49	13.45	0.05

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Payment of future dividends, which are subject to certain restrictions, will be determined by the Board of Directors after consideration of earnings and financial condition, need for capital and such other matters as the Board of Directors deems appropriate. See “Description of Capital Stock―Common Stock―Dividend Rights” in the accompanying prospectus for more information on our Dividend Policy.

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DESCRIPTION OF COMMON STOCK

Please refer to “Description of Capital Stock” in the accompanying prospectus for a summary description of our common stock being offered hereby.

The transfer agent and registrar for our common stock is Registrar & Transfer Company.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that holds the common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment, controlled foreign corporations, and passive foreign investment companies. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common stock.

For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

•	an individual who is a citizen of the United States;
•	an individual who is a resident of the United States, which refers generally to a non-U.S. individual who (1) is a lawful permanent resident of the United States, (2) is present in the United States for or in excess of certain periods of time, or (3) makes a valid election to be treated as a U.S. person;
•	a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, provided that, (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or
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•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and you have not claimed the dividends are eligible for any treaty benefits as income that is not attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain from U.S. sources that you recognize on a disposition of common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;
•	you are an individual, you hold the common stock as a capital asset, and you are present in the United States for 183 or more days in the taxable year of the disposition; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

“Effectively connected” gains are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

An individual non-U.S. holder described in the second bullet point above will only be subject to U.S. federal income tax on the gain from the sale of common stock to the extent such gain is deemed to be from U.S. sources, which will generally only be the case where (i) the individual’s tax home is in the United States or (ii) the individual maintains an office or other fixed place of business in the United States and the sale is attributable to such office or other fixed place of business. An individual’s tax home is generally considered to be located at the individual’s regular or principal (if more than one regular) place of business. If the individual has no regular or principal place of business because of the nature of the business, or because the individual is not engaged in carrying on any trade or business, then the individual’s tax home is his regular place of abode. If an individual is a non-U.S. holder as described in the second bullet point above, and the gain derived from the sale of common stock is deemed to be from U.S. sources (as discussed above), then the non-U.S. holder may be subject to a flat 30% tax on such gain, which gain may be offset by U.S.-source capital losses.

We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

S-15

•	a valid Internal Revenue Service Form W-8BEN or W-8BEN-E upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is an estate or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each beneficiary of the estate or trust is) a non-United States person; or
•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations.

However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or
•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;
•	a “controlled foreign corporation” for U.S. federal income tax purposes;
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or
•	a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

S-16

FATCA Withholding

Pursuant to legislation known as the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax will be imposed at a rate of 30% on dividends paid on the common stock received by or through certain foreign financial institutions that fail to meet certain disclosure requirements related to U.S. persons that either have accounts with such institutions or own certain debt or equity interests in such institutions. Similarly, dividends in respect of the common stock held by a stockholder that is a non-financial non-U.S. entity may be subject to withholding at a rate of 30% unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding its “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. In addition, in the cases described above, 30% withholding will also apply to gross proceeds from the disposition of the common stock occurring after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld.

S-17

PLAN OF DISTRIBUTION

We have entered into the Sales Agency Agreement with Sandler O’Neill under which we may, from time to time, offer and sell up to $50,000,000 in shares of our common stock, no par value, through Sandler O’Neill as our sales agent. Sales of the shares of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in “at-the-market” offerings as defined in Rule 415 of the Securities Act, including sales made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market or other transactions at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. As sales agent, Sandler O’Neill will not engage in any stabilizing transactions in our common stock in violation of Rule 104 of Regulation M.

Sandler O’Neill will offer common stock subject to the terms and conditions of the Sales Agency Agreement on a daily basis or as otherwise agreed by us and Sandler O’Neill. We will designate the maximum amount of common stock to be sold through Sandler O’Neill on a daily basis or otherwise determine such maximum amount together with Sandler O’Neill. Subject to the terms and conditions of the Sales Agency Agreement, Sandler O’Neill will use its commercially reasonable efforts to sell on our behalf all of the designated shares of our common stock. We may instruct Sandler O’Neill not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. Any party may suspend the offering of shares of common stock pursuant to the Sales Agency Agreement by notifying the other parties.

We will pay Sandler O’Neill a commission equal to 2.85% of the gross sales price of the shares sold pursuant to the Sales Agency Agreement. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds from the sale of such shares. We have agreed to reimburse Sandler O’Neill for certain of their expenses in certain circumstances.

Sandler O’Neill will provide written confirmation to us following the close of trading on the NASDAQ Global Select Market each day in which shares of common stock are sold by them for us under the Sales Agency Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross sales proceeds, the net proceeds to us and the compensation payable by us to Sandler O’Neill.

Settlement for sales of the common stock will occur, unless the parties agree otherwise, on the third business day following the trade date on which such sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the Sales Agency Agreement, we also may sell shares of common stock to Sandler O’Neill, as principal for their accounts, at a price agreed upon at the time of sale. If we sell shares to Sandler O’Neill, as principal, we will enter into a separate terms agreement with Sandler O’Neill, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the common stock on our behalf, Sandler O’Neill may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Sandler O’Neill may be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agency Agreement to provide indemnification and contribution to Sandler O’Neill against certain civil liabilities, including liabilities under the Securities Act.

Sandler O’Neill and its affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. Sandler O’Neill and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. To the extent required by Regulation M, Sandler O’Neill will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

The offering of common stock pursuant to the Sales Agency Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Sales Agency Agreement or (ii) the termination of the Sales Agency Agreement by us or by Sandler O’Neill.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Sandler O’Neill under the Sales Agency Agreement, will be approximately $500,000. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to Securities and Exchange Commission Rule 415 under the Securities Act.

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LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Day Pitney LLP, Parsippany, New Jersey. Certain legal matters regarding the common stock will be passed upon for the sales agent by Robinson & Cole LLP.

EXPERTS

The consolidated financial statements of Peapack incorporated in this registration statement by reference to Peapack’s Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement;
•	we can disclose important information to you by referring you to those documents; and
•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference. In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2013;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;
•	Current Reports filed on Form 8-K dated February 21, 2014, April 22, 2014 (Item 7.01 only), April 28, 2014, August 22, 2014 and October 23, 2014;
•	The definitive proxy statement for our 2014 annual meeting of shareholders; and
•	The description of the common stock which is contained in Peapack’s Registration Statement on Form 10 including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC in the future until the termination of any offering of securities offered by this prospectus supplement under the terms of:

•	Sections 13(a) and (c) of the Exchange Act;
•	Section 14 of the Exchange Act; and
•	Section 15(d) of the Exchange Act.

We are not, however, incorporating, in each case, any documents or information that have been “furnished” but not “filed” for purposes of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operation may have changed since that date.

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To receive a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921

Attention: Jeffrey J. Carfora

Telephone: (908) 234-0700

You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was reproduced herein.

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PROSPECTUS

$100,000,000

PEAPACK-GLADSTONE FINANCIAL CORPORATION

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Units

This prospectus describes some of the general terms that may apply to the securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference into this prospectus or any prospectus supplement before you make your investment decision.

Our common stock trades on the NASDAQ Global Select Market under the ticker symbol “PGC”.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus, in the applicable prospectus supplement and in our most recent annual report on Form 10-K, along with the disclosures related to risk factors contained in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings with the Securities and Exchange Commission, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated August 22, 2014.

i

ABOUT THIS PROSPECTUS

Unless otherwise noted or the context otherwise requires, references in this prospectus to “Peapack” and “the Company” are to Peapack-Gladstone Financial Corporation and its consolidated subsidiaries. The terms “we”, “us” and “our” refer to Peapack-Gladstone Financial Corporation when discussing the securities to be issued by the Company. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as “offered securities.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. By this prospectus, Peapack-Gladstone Financial Corporation may from time to time offer any combination of the following securities described in this prospectus in one or more offerings:

•	common stock;
•	preferred stock;
•	debt securities;
•	depositary shares;
•	warrants; and/or
•	units.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you may consider important before investing in our securities. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” along with the consolidated financial statements (including the accompanying notes) and the documents we refer to and incorporate by reference.

About Peapack

Peapack-Gladstone Financial Corporation is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized under the laws of New Jersey in August 1997, by the Board of Directors of Peapack-Gladstone Bank (the “Bank”), its principal subsidiary, to become a holding company for the Bank. The Bank is a state chartered commercial bank founded in 1921 under the laws of the State of New Jersey. The Bank is a member of the Federal Reserve System. The Bank offers financial services through 23 full-service banking offices. The Bank maintains ten branches in Somerset County, six in Morris County, four in Hunterdon County, one in Middlesex County and two in Union County.

The Bank is primarily dedicated to providing quality, personalized financial, trust and investment services to individuals and small businesses.

In addition to commercial lending activities, the Bank offers a wide range of consumer banking services, including: checking and savings accounts, money market and interest-bearing checking accounts, certificates of deposit, and individual retirement accounts held in certificates of deposit. The Bank also offers residential and construction mortgages, home equity lines of credit and other second mortgage loans. For children, the Bank offers a special pony club savings account. New Jersey Consumer Checking Accounts are offered to low income customers. In addition, the Bank provides foreign and domestic travelers’ checks, cashier’s checks and wire transfers. Automated teller machines are available at 23 locations. Via the automatic teller machine access card issued by the Bank, customers may pay for commodities at point-of-sale merchant locations. Internet banking, including an online bill payment option and mobile phone banking, is available to customers. The Corporation has no foreign operations.

The Bank has a Trust and Investment Department, PGB Trust & Investments, which offers personal investment management services, personal trust administration services, estate settlement, income tax services, custodial services and other financial planning services. Since its inception in 1972, market value of trust assets under administration have increased to $2.84 billion as of June 30, 2014. In December 2012, Peapack formed PGB Trust & Investments of Delaware, a subsidiary of the Bank, and opened an office in Greenville, Delaware.

Our principal executive offices are located at 500 Hills Drive, Suite 300, Bedminster, New Jersey 07921, and our telephone number is (908) 234-0700. Our website is www.pgbank.com. Information on our website shall not be deemed part of this prospectus.

Ratios of Earnings to Fixed Charges and Preferred Dividends

The ratios of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are as follows:

Consolidated Ratios of Earnings to Fixed Charges

	Six Months Ended June 30,		Year Ended December 31,
	2014		2013		2012		2011		2010		2009
Excluding interest on deposits	12.1	x	15.4	x	12.1	x	7.1	x	4.7	x	4.6	x
Including interest on deposits	5.0	x	4.7	x	4.1	x	2.7	x	1.9	x	1.5	x

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RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider all of the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC. The material risks and uncertainties that management believes affect us will be described in those documents but are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our future results. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking information about us that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of Peapack and its subsidiaries.

Discussions containing forward-looking statements may be found, among other places, in this prospectus, any supplement to this prospectus, our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC, as well as any similar statements contained in future Current Reports on Form 8-K, Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K, which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements as statements of historical fact or as guarantees or assurances of future performance because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.

We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” below.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” below.

We may offer and sell from time to time, in one or more offerings, the following:

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•	common stock;
•	preferred stock;
•	debt securities;
•	depositary shares;
•	warrants; and/or
•	units.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Peapack presently consists of 21,000,000 shares of common stock, no par value, and 500,000 shares of preferred stock. As of June 30, 2014, 12,154,150 shares of our common stock and no shares of preferred stock were outstanding, along with an additional number of shares of common stock issuable pursuant to warrants and employee stock options.

The following is merely a summary of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, and all amendments thereto, copies of which have been filed with the SEC and are also available upon request from us.

Peapack is a New Jersey corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act.

Common Stock

The following description describes certain general terms of our common stock.

Dividend Rights

The holders of Peapack’s common stock are entitled to receive dividends, when, as and if declared by the Board of Directors of Peapack out of funds legally available. The only statutory limitation is that such dividends may not be paid when Peapack is insolvent. Since the principal source of income for Peapack will be dividends on Bank common stock paid to Peapack by the Bank, Peapack’s ability to pay dividends to its shareholders will depend on whether the Bank pays dividends to it. As a practical matter, restrictions on the ability of the Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Peapack. As a New Jersey chartered commercial bank, the Bank is subject to the restrictions on the payment of dividends contained in the New Jersey Banking Act of 1948, as amended (the “Banking Act”). Under the Banking Act, the Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital. Under the Financial Institutions Supervisory Act, the Federal Deposit Insurance Corporation (“FDIC”) has the authority to prohibit a state-chartered bank from engaging in conduct that, in the FDIC’s opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by the Bank to Peapack constitutes an unsafe or unsound practice. The Corporation is also subject to Federal Reserve Bank (“FRB”) policies, which may, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base and serve as a source of strength to its subsidiary bank. The FRB by supervisory letters has advised holding companies that it is has supervisory concerns when the level of dividends is too high and would seek to prevent dividends if the dividends paid by the holding company exceeded its earnings. The FRB would most likely seek to prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

Voting Rights

At meetings of shareholders, holders of our common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of our common stock at a meeting at which a quorum is present. The adoption of plan of merger or consolidation or the sale of all or substantially all of our assets requires the approval of a majority of the votes cast by holders of our common stock.

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Liquidation Rights

In the event of liquidation, dissolution or winding up of Peapack, holders of our common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of the holders of our preferred stock described below.

Assessment and Redemption

All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is not redeemable at the option of the issuer or the holders thereof.

Preemptive Rights

Holders of shares of our common stock have no preemptive rights.

Other Matters

Our common stock trades on the NASDAQ Global Select Market under the ticker symbol “PGC”.

“Blank Check” Preferred Stock

The unissued 500,000 shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, our certificate of incorporation authorizes our board of directors to issue new shares of Peapack preferred stock without further shareholder action.

The issuance of preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock will not have preemptive rights with respect to any newly issued stock. Our board of directors could adversely affect the voting power of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Peapack that the board of directors does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. Our board of directors has not approved any plan to issue preferred stock for this purpose and does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of Peapack and its shareholders.

Terms of the Preferred Stock That We May Offer and Sell to You

You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

•	the title and stated value of the preferred stock being offered;
•	the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;
•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered will accumulate;
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•	the procedures for any auction and remarketing, if any, for the preferred stock being offered;
•	the provisions for a sinking fund, if any, for the preferred stock being offered;
•	the provisions for redemption, if applicable, of the preferred stock being offered;
•	the provisions for redemption, if applicable, of the preferred stock being offered;
•	any listing of the preferred stock being offered on any securities exchange or market;
•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into or exchangeable for other securities or rights, or a combination of the foregoing, including the name of the issuer of the securities or rights, conversion or exchange price, or the manner of calculating the conversion or exchange price, and the conversion or exchange date(s) or period(s) and whether we will have the option to convert such preferred stock into cash;
•	voting rights, if any, of the preferred stock being offered;
•	whether interests in the preferred stock being offered will be represented by depositary shares and, if so, the terms of those shares;
•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;
•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Peapack;
•	any limitations on the issuance of any class or series of preferred stock ranking senior to or equally with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Peapack; and
•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

Ranking

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of Peapack, rank:

•	senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that the equity securities rank junior to the preferred stock being offered;
•	equally with all equity securities issued by us other than our common stock and preferred stock and other equity securities which by their terms rank junior to or senior to the preferred stock being offered; and
•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities rank senior to the preferred stock being offered.

For purposes of this subheading, the term “equity securities” does not include convertible debt securities.

Distributions

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment to shareholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as we will set forth in the applicable prospectus supplement. We will pay each distribution to holders of record as they appear on our stock transfer books on the record dates determined by our board of directors. Distributions on any class or series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a distribution payable on a distribution payment date on any class or series of preferred stock for which distributions are non-cumulative, then the holders of that class or series of preferred stock will have no right to receive a distribution in respect of the distribution period ending on that distribution payment date, and we will have no obligation to pay the distribution accumulated for that period, whether or not distributions on that series are declared payable on any future distribution payment date.

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If any shares of the preferred stock of any class or series are outstanding, no full dividends will be declared or paid or set apart for payment on our preferred stock of any other class or series ranking, as to dividends, equally with or junior to the preferred stock of the class or series for any period unless all required dividends are paid. The phrase “all required dividends are paid” when used in this prospectus with respect to class or series of preferred stock means that:

•	if the class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for payment for all past dividend periods and the then current dividend period, or
•	if the class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for the payment for the then current dividend period.

When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking equally as to dividends with the preferred stock of the class or series, all dividends declared upon shares of preferred stock of the class or series and any other class or series of preferred stock ranking equally as to dividends with the preferred stock will be declared equally so that the amount of dividends declared per share on the preferred stock of the class or series and the other class or series of preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of the class or series, which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have cumulative dividend, and the other class or series of preferred stock bear to each other. No interest, sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of the class or series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends, other than in common stock or other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of Peapack, will be declared or paid or set aside for payment or other distribution will be declared or made upon the common stock or any of our other stock ranking junior to or equally with the preferred stock of the class or series as to dividends or upon liquidation, nor will any common stock or any of our other capital stock ranking junior to or equally with preferred stock of the class or series as to dividends or upon liquidation, dissolution or winding-up of Peapack be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any stock, by us except by conversion into or exchange for our other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of Peapack.

Any dividend payment made on shares of a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the class or series which remains payable.

Redemption

The terms on which any series of preferred stock may be redeemed will be in the relevant prospectus supplement. All shares of preferred stock that Peapack redeems, purchases or acquires, including shares surrendered for conversion or exchange, will be cancelled and restored to the status of authorized but unissued shares of preferred stock unless otherwise provided in the amendment to the certificate of incorporation creating the class or series of preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Peapack, before any distribution or payment will be made to the holders of any common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of Peapack, the holders of each series or class of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If, upon the voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of our capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of shares of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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If liquidating distributions will have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of Peapack with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Peapack, will not be deemed to constitute a liquidation, dissolution or winding up of Peapack.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as otherwise provided in the certificate of designation or the resolutions establishing such series and as indicated in the applicable prospectus supplement.

Under the New Jersey Business Corporation Act, holders of outstanding shares of a series or class of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series or class of preferred stock or our certificate of incorporation, if the amendment would:

•	exclude or limit their right to vote on any matter;
•	limit or deny their existing preemptive rights;
•	cancel or otherwise adversely affect dividends which have accrued but have not been declared;
•	create a new class or series of stock having superior rights or preferences or increase the rights or preferences of any other class or series of stock; or
•	alter or change the powers, preferences or special rights of the shares of such class in certain specified ways so as to subordinate them or affect them adversely.

Conversion Rights

The terms and conditions, if any, upon which any class or series of preferred stock are convertible into or exchangeable for other securities or rights of Peapack or other issuers will be set forth in the applicable prospectus supplement relating to the preferred stock.

DESCRIPTION OF DEBT SECURITIES

Description of Senior Debt Securities and Subordinated Debt Securities

General

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We may issue senior debt securities and/or subordinated debt securities, which in each case will be unsecured, direct, and general obligations of Peapack.

The senior debt securities will rank equally with all our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in priority of payment to senior debt securities of Peapack, as described below under “Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities that we may offer. For purposes of the descriptions under the heading “Description of Senior Debt Securities and Subordinated Debt Securities,” we may refer to the senior debt securities and the subordinated debt securities collectively as the “debt securities.” The debt securities will be effectively subordinated to the creditors and preferred equity holders of our subsidiaries.

We will issue senior debt securities under a senior debt indenture and subordinated debt securities under a separate subordinated debt indenture. Provisions relating to the issuance of debt securities may also be set forth in a supplemental indenture to either of the indentures. For purposes of the descriptions under the heading “Description of Senior Debt Securities and Subordinated Debt Securities,” we may refer to the senior debt indenture and the subordinated debt indenture and any related supplemental indentures, as “an indenture” or, collectively, as “the indentures.” The indentures will be qualified under and governed by the Trust Indenture Act of 1939.

Each indenture will be between Peapack and a trustee that meets the requirements of the Trust Indenture Act. We expect that each indenture will provide that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities and, in that event, we may appoint a successor trustee. Except as otherwise provided in the indenture or supplemental indenture, any action permitted to be taken by a trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

The descriptions under the heading “Description of Senior Debt Securities and Subordinated Debt Securities” relating to the debt securities and the indentures are summaries of their provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities and the further descriptions in the applicable prospectus supplement. A form of the senior debt indenture and a form of the subordinated debt indenture under which we may issue our senior debt securities and subordinated debt securities, respectively, and the forms of the debt securities, have been filed with the SEC as exhibits to the registration statement that includes this prospectus and will be available as described under the heading “Where You Can Find More Information.” Whenever we refer in this prospectus or in any prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should refer to the provisions of the indentures for provisions that may be important to you.

The terms and conditions described under this heading are terms and conditions that apply generally to the debt securities. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. Those terms may differ from the terms summarized below.

Except as set forth in the applicable indenture or in a supplemental indenture and described in an applicable prospectus supplement, the indentures do not limit the amount of debt securities we may issue under the indentures. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement, we may, from time to time, reopen any series and issue additional debt securities under that series without the consent of the holders of the outstanding debt securities of that series. Additional notes issued in this manner will have the same terms and conditions as the outstanding debt securities of that series, except for their original issue date and issue price, and will be consolidated with, and form a single series with, the previously outstanding debt securities of that series.

Terms of Debt Securities to be Included in the Prospectus Supplement

The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;
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•	the amount of debt securities issued and any limit on the amount that may be issued;
•	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;
•	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;
•	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;
•	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;
•	the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;
•	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;
•	the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;
•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;
•	the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;
•	whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;
•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;
•	whether the debt securities will be issued in certificated or book-entry form;
•	whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;
•	if the debt securities will be issuable only in global form, the depositary or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;
•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;
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•	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;
•	whether the debt securities can be converted into or exchanged for other securities of Peapack, and the related terms and conditions;
•	in the case of subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;
•	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities; and
•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We may offer and sell our debt securities at a substantial discount below their stated principal amount. These debt securities may be original issue discount securities, which means that less than the entire principal amount of the original issue discount securities will be payable upon declaration of acceleration of their maturity. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities with a fixed interest rate or a floating interest rate. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Except as set forth in the applicable indenture or in a supplemental indenture, the applicable indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Peapack. The applicable indenture may contain provisions that would afford debt security holders protection in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of Peapack that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

For purposes of the descriptions under the heading “Description of Senior Debt Securities and Subordinated Debt Securities”:

•	“subsidiary” means a corporation or a partnership or a limited liability company a majority of the outstanding voting stock or partnership or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by Peapack or by one or more other subsidiaries of Peapack. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency; and
•	“significant subsidiary” means any subsidiary of Peapack that is a “significant subsidiary,” within the meaning of Regulation S-X promulgated by the SEC under the Securities Act.

Ranking

Senior Debt Securities

Payment of the principal of and premium, if any, and interest on debt securities we issue under the senior debt indenture will rank equally with all of our unsecured and unsubordinated debt.

Subordination of Subordinated Debt Securities

To the extent provided in the subordinated debt indenture and any supplemental indenture, and as described in the prospectus supplement describing the applicable series of subordinated debt securities, the payment of the principal of and premium, if any, and interest on any subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment and junior to senior debt, which is defined below. If there is a distribution to creditors of Peapack in a liquidation or dissolution of Peapack, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Peapack, the holders of senior debt will first be entitled to receive payment in full of all amounts due on the senior debt (or provision shall be made for such payment in cash) before any payments may be made on the subordinated debt securities. Because of this subordination, general creditors of Peapack may recover more, ratably, than holders of subordinated debt securities in the event of a distribution of assets upon insolvency.

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The supplemental indenture will set forth the terms and conditions under which, if any, we will not be permitted to pay principal, premium, if any, or interest on the related subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to senior debt.

The indentures will place no limitation on the amount of senior debt that we may incur. We expect to incur from time to time additional indebtedness constituting senior debt, which may include indebtedness that is senior to the subordinated debt securities but subordinate to our other obligations.

“Senior debt” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to Peapack, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt is outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

•	existing senior debt and other indebtedness of Peapack evidenced by notes, debentures, or bonds or other securities issued under the provisions of any indenture, fiscal agency agreement, note purchase agreement or other agreement, including the senior debt securities that may be offered by means of this prospectus and one or more prospectus supplements;
•	indebtedness of Peapack for money borrowed or represented by purchase-money obligations, as defined below;
•	our obligations as lessee under leases of property either made as part of a sale and leaseback transaction to which we are a party or otherwise;
•	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures which is included in the Company’s consolidated financial statements;
•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;
•	obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements;
•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and
•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the clauses above.

However, “senior debt” excludes:

•	any indebtedness, obligation or liability referred to in the eight clauses above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;
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•	any indebtedness, obligation or liability which is subordinated to indebtedness of Peapack to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and
•	unless expressly provided in the terms thereof, any other indebtedness of Peapack to its subsidiaries.

As used above, the term “purchase-money obligations” means indebtedness, obligations or guarantees evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, and any deferred obligation for the payment of the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an indenture relating to subordinated debt securities upon the creation of additional senior debt.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series. The applicable prospectus supplement or the information incorporated by reference in the applicable prospectus supplement or in this prospectus will describe as of a recent date the approximate amount of our senior debt outstanding as to which the subordinated debt securities of that series will be subordinated.

Structural Subordination

Because Peapack is a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent on their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the debt securities will be structurally subordinated to all indebtedness and other liabilities of Peapack’s subsidiaries, since any right of Peapack to receive any assets of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. If Peapack itself is recognized as a creditor of that subsidiary, the claims of Peapack would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Peapack. Claims from creditors (other than us) on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to Peapack-Gladstone Bank would be subordinate in right of payment to deposits and to other indebtedness of the banks.

Conversion or Exchange of Debt Securities

The applicable prospectus supplement will set forth the terms, if any, on which a series of debt securities may be converted into or exchanged for our other securities. These terms will include whether conversion or exchange is mandatory, or is at our option or at the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price and other terms related to conversion and any anti-dilution protections.

Redemption of Securities

We may redeem the debt securities at any time, in whole or in part, at the prescribed redemption price, at the times and on the terms described in the applicable prospectus supplement.

From and after notice has been given as provided in the indentures, if we have made available funds for the redemption of any debt securities called for redemption on the applicable redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Notice of any optional redemption by us of any debt securities is required to be given to holders at their addresses, as shown in the security register. The notice of redemption will be required to specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

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If we elect to redeem debt securities, we will be required to notify the trustee of the aggregate principal amount of debt securities to be redeemed and the redemption date. If fewer than all the debt securities are to be redeemed, the trustee is required to select the debt securities to be redeemed equally, by lot or in a manner it deems fair and appropriate.

Denomination, Interest, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities (i) in denominations of $1,000 or integral multiples of $1,000 if the debt securities are in registered form and (ii) in denominations of $5,000 if the debt securities are in bearer form.

Unless otherwise specified in the applicable prospectus supplement, we will pay the principal of, and applicable premium, if any, and interest on any series of debt securities at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. At our option, we may pay interest by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities or by wire transfer of funds to that person at an account maintained within the United States.

Any defaulted interest, which means interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will immediately cease to be payable to the registered holder on the applicable regular record date by virtue of his having been the registered holder on such date. We may pay defaulted interest either to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which is to be given to the holder of the debt security not less than ten days before the special record date, or at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture.

Subject to limitations imposed upon debt securities issued in book-entry form, the holder may exchange debt securities of any series for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the holder may surrender debt securities of any series for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of any debt securities. If the applicable prospectus supplement refers to any transfer agent, in addition to the applicable trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

If we redeem the debt securities of any series, neither we nor any trustee will be required to:

•	issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;
•	register the transfer of, or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or
•	issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary or with a nominee for a depositary identified in the applicable prospectus supplement relating to that series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series.

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Our obligations with respect to the debt securities, as well as the obligations of the applicable trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;
•	the investor cannot receive physical certificates for his or her debt securities;
•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;
•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;
•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and
•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

The prospectus supplement for a series of debt securities will list the special situations, if any, in which a global security will terminate and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders. When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

Merger, Consolidation or Sale of Assets

We will not be permitted to consolidate with or merge into any other entity, or sell, lease, transfer or convey all or substantially all of our properties and assets, either in one transaction or a series of transactions, to any other entity and no other entity will consolidate with or merge into us, or sell, lease, transfer or convey all or substantially all of its properties and assets to us unless:

(1)	either:
•	Peapack is the continuing entity, or
•	the successor entity, if other than Peapack, formed by or resulting from any consolidation or merger, or which has received the transfer of Peapack’s assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indentures, and

(2) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of Peapack or any subsidiary as a result of that transaction as having been incurred by Peapack or a subsidiary at the time of the transaction, no event of default under the indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; provided, however, that the conditions described in (1) and (2) above will not apply to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries.

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Except as provided in this prospectus or as may otherwise be provided in the applicable prospectus supplement, the indenture and the terms of the debt securities will not contain any event risks or similar covenants that are intended to afford protection to holders of any debt securities in the event of a merger, a highly leveraged transaction or other significant corporate event involving us or our subsidiaries, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Additional Covenants and/or Modifications to the Covenant Described Above

Any additional covenants of Peapack and/or modifications to the covenant described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement relating to that series of debt securities.

Unless the applicable prospectus supplement indicates otherwise, the subordinated indenture does not contain the restrictive covenant stated above, nor does it contain any other provision which restricts us from, among other things:

•	incurring or becoming liable on any secured or unsecured senior indebtedness or general obligations; or
•	paying dividends or making other distributions on our capital stock;
•	purchasing or redeeming our capital stock; or
•	creating any liens on our property for any purpose.

Events of Default, Waiver and Notice

Events of Default

The events of default with respect to any series of debt securities issued under it, subject to any modifications or deletions provided in any supplemental indenture with respect to any specific series of debt securities, include the following events:

•	failure to pay any installment of interest or any additional amounts payable on any debt security of the series for 30 days;
•	failure to pay principal of, or premium, if any, on any debt security of the series when due, whether at maturity, upon redemption, by declaration or acceleration of maturity or otherwise;
•	default in making any sinking fund payment when due, for any debt security of the series;
•	default in the performance or breach of any other covenant or warranty of Peapack contained in the applicable indenture, other than a covenant added to the indenture solely for the benefit of any other series of debt securities issued under that indenture, continued for 90 days after written notice as provided in the applicable indenture;
•	specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Peapack or any significant subsidiary or either of their property; and
•	any other event of default provided with respect to a particular series of debt securities.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case other than in the case described in the fifth clause above, in which case acceleration will be automatic, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount as may be specified in the terms of that series, of all the debt securities of that series to be due and payable immediately by written notice to us, and to the applicable trustee if given by the holders. At any time after a declaration of acceleration has been made with respect to debt securities of a series, or of all debt securities then outstanding under any indenture, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may annul the declaration of acceleration and waive any default in respect of those debt securities if:

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•	we have deposited with the applicable trustee all required payments due otherwise than by acceleration of the principal of, and premium, if any, and interest on the debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the applicable trustee, and
•	all events of default, other than the non-payment of all or a specified portion of the accelerated principal, with respect to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in the applicable indenture.

Waiver

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

•	in the payment of the principal of, or premium, if any, or interest on any debt security of that series, or
•	in respect of a covenant or provision contained in the applicable indenture that, by the terms of that indenture, cannot be modified or amended without the consent of each affected holder of an outstanding debt security.

Notice

Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived; but the trustee may withhold notice of any default, except a default in the payment of the principal of, or premium, if any, or interest on the debt securities or in the payment of any sinking fund installment in respect of the debt securities, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to the indentures or for any remedy under the indentures, except in the case of failure of the applicable trustee, for 60 days, to act after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to the trustee, and provided that no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority of the outstanding debt securities of that series. However, any holder of debt securities is not prohibited from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on the debt securities at their respective due dates.

Subject to the trustee’s duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under an indenture, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of debt securities of that series not joining in the direction.

Within 180 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.

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Modification of the Indentures

Except as otherwise specifically provided in the applicable indenture, with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture that are affected by the modification or amendment, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such indenture or of modifying in any manner the rights of the holders under debt securities issued under such indenture. However, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment,

•	except as described in the prospectus supplement relating to such debt security:
o	extend the stated maturity of the principal of, or any installment of interest or any additional amounts, or the premium, if any, on, any debt security;
o	reduce the principal amount of, or the rate or amount of interest on, or change the manner of calculating the rate, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;
o	extend the time of payment of interest on any debt security or any additional amounts;
o	change any of the conversion, exchange or redemption provisions of any debt security;
o	change the place of payment, or the coin or currency for payment, of principal, or premium, if any, including any amount in respect of original issue discount or interest on any debt security;
o	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or for the conversion or exchange of any debt security in accordance with its terms;
o	release any guarantors from their guarantees of the debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of a debt security that would adversely affect the interests of the holders of those debt securities; or
o	in the case of subordinated debt securities, modify the ranking or priority of the securities;
•	reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with specific provisions of or certain defaults and consequences under the applicable indenture, or to reduce the quorum or voting requirements set forth in the applicable indenture; or
•	modify any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect that action or to provide that specific other provisions may not be modified or waived without the consent of the holder of that debt security.

The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment will have the right to waive compliance by Peapack with specific covenants in the indenture.

Peapack and the respective trustee may modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to Peapack as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;
•	to add to the covenants of Peapack for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Peapack in the indenture;
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•	to add events of default for the benefit of the holders of all or any series of debt securities;
•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;
•	to change or eliminate any provisions of an indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;
•	to secure or provide for the guarantee of the debt securities;
•	to establish the form or terms of debt securities of any series and any related coupons;
•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under an indenture by more than one trustee;
•	to cure any ambiguity or correct any inconsistency in an indenture provided that the cure or correction does not adversely affect the holders of the debt securities;
•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the supplement does not adversely affect the interests of the holders of the debt securities of any series in any material respect;
•	to make provisions with respect to the conversion or exchange terms and conditions applicable to the debt securities of any series;
•	to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of debt securities;
•	to conform any provision in an indenture to the requirements of the Trust Indenture Act; or
•	to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued under that indenture.

In determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal of that original issue discount security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that original issue discount security;
•	the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the immediately preceding bullet point;
•	the principal amount of an indexed security that is deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security under the applicable indenture; and
•	debt securities owned by Peapack or any other obligor upon the debt securities or any affiliate of Peapack or of any other obligor are to be disregarded.
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Discharge, Defeasance and Covenant Defeasance

Discharge

We may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, money or funds certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, on and interest on the debt securities.

Defeasance and Covenant Defeasance

If the provisions in that indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, we may elect either:

•	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or
•	covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement and any omission to comply with its obligations will not constitute an event of default with respect to the debt securities;

in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in currency or currencies or government obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments.

A trust will only be permitted to be established if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;
•	no event of default or any event which after notice or lapse of time or both would be an event of default has occurred;
•	the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Peapack is a party or by which it is bound;
•	certain other provisions set forth in the indenture are met;
•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and
•	in the case of the subordinated debt indenture, no event or condition will exist that, pursuant to certain provisions described under “Subordination of Subordinated Debt Securities” would prevent Peapack from making payments of principal of and premium, if any, and interest on the subordinated debt securities at the date of the irrevocable deposit referred to above.

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In general, if we elect covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an event of default, the amount of money and/or government obligations on deposit with the applicable trustee would be sufficient to pay amounts due on those debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. In that case, we would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Option to Extend Interest Payment Period

If indicated in the applicable prospectus supplement, we will have the right, as long as no event of default under the applicable series of debt securities has occurred and is continuing, at any time and from time to time during the term of the series of debt securities to defer the payment of interest on one or more series of debt securities for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that no extension period may extend beyond the stated maturity of the debt securities. Material United States income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, at the end of the extension period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law. However, unless otherwise indicated in the applicable prospectus supplement, during the extension period neither we nor any of our subsidiaries may:

•	declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:
o	purchases of our capital stock in connection with any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,
o	in connection with the reclassifications of any class or series of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,
o	the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,
o	dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or
o	any non-cash dividends declared in connection with the implementation of a shareholder rights plan by us;
•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by us that rank equally with or junior to the debt securities; or
•	make any guarantee payments regarding the foregoing.

Prior to the termination of any extension period, as long as no event of default under the applicable indenture has occurred and is continuing, we may further defer payments of interest, subject to the above limitations set forth in this section, by extending the interest payment period; provided, however, that, the extension period, including all previous and further extensions, may not extend beyond the maturity of the debt securities. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of the extension period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during an extension period.

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We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the senior debt securities or the subordinated debt securities. We will give the holders of these debt securities notice of our selection of an extension period at least two business days before the earlier of (a) the next succeeding interest payment date or (b) the date upon which we are required to give notice to any applicable self-regulatory organization, or to holders of such debt securities of the record or payment date of the related interest payment.

Regarding the Trustees

We will designate the trustee under the senior and subordinated indentures in a prospectus supplement. From time to time, we may enter into banking or other relationships with any of such trustees or their affiliates.

There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series.

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Governing Law

The senior debt securities, the subordinated debt securities and the related indentures will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the applicable prospectus supplements, summarizes certain terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. The following summary relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be those set forth in the applicable deposit agreement and summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before we issue any depositary shares. The descriptions herein and in the applicable prospectus supplement do not restate those agreements and receipts in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable deposit agreement and deposit certificate because they, and not the summaries, define your rights as holders of the depositary shares. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of depositary shares or depositary share units and will be available as described under the heading “Where You Can Find More Information” below.

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. We will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

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Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for definitive depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash dividends and distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that it is not feasible to make the distribution. If so, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption of Depositary Shares

If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

Voting the Preferred Stock

We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot “re-deposit” these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

Peapack and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

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We can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the depositary shall deliver to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts, together with any other property held by the depositary with respect to such depositary receipt.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

Neither the depositary nor Peapack will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Both Peapack and the depositary will be obligated to use their best judgment and to act in good faith in performing their respective duties under the deposit agreement. Each of Peapack and the depositary will be liable only for gross negligence and willful misconduct in performing their duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. Peapack and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party’s risk to a satisfactory and customary level. Peapack and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title

Peapack, each depositary and any agent of Peapack or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our debt securities, common stock or preferred stock or units of two or more of these types of securities, which are collectively referred to in this prospectus as “underlying warrant securities.” We may issue warrants independently or together with any underlying warrant securities and such warrants may be attached to or separate from those underlying warrant securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as more fully described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. As of June 30, 2014, we had no warrants to purchase shares of our common stock issued and outstanding.

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The applicable prospectus supplement will contain a description of the following terms:

•	the title of the warrants;
•	the designation, amount and terms of the underlying warrant securities for which the warrants are exercisable;
•	the designation and terms of the underlying warrant securities, if any, with which the warrants are to be issued and the number of warrants issued with each underlying warrant security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the underlying warrant securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the currency or currencies (including composite currencies), and/or the securities (if any), in which the exercise price of the warrants may be payable; and, if the exercise price is payable in whole or in part with securities, the basis for determining the amount or number of such securities to be provided as such payment;
•	the maximum or minimum number of warrants which may be exercised at any time;
•	information with respect to book-entry procedures, if any; and
•	any other terms, including terms, procedures and limitations relating to the exercise and exchange of the warrants.

Exercise of Warrants

Each warrant will entitle its holder to purchase, for cash and/or securities (as will be specified in the applicable prospectus supplement), the amount or number of debt securities, shares of preferred stock, or shares of common stock, at the exercise price, as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Holders of warrants may exercise their respective warrants as set forth in the prospectus supplement relating to such warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the underlying warrant securities purchasable upon exercise of the warrants. If a holder exercises less than all of the warrants represented by the warrant certificate, the warrant agent will issue a new warrant certificate for the remaining warrants.

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Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•	in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of certain material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable warrant agreement and warrant certificate relating to the warrants because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” below.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the units. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” above.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, the Company expects to use the net proceeds from the sale of offered securities for working capital and general corporate purposes, which may include:

•	investments in Peapack-Gladstone Bank and other subsidiaries as regulatory capital;
•	expansion of the business; and
•	investments at the holding company level.

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The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

Pending the application of the net proceeds, we expect to temporarily invest the proceeds from the sale of offered securities in short-term obligations.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The ratios of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and for the six months ended June 30, 2014 are as follows:

Consolidated Ratios of Earnings to Fixed Charges

	Six Months Ended June		Year Ended December 31,
	30, 2014		2013		2012		2011		2010		2009
Excluding interest on deposits	12.1	x	15.4	x	12.1	x	7.1	x	4.7	x	4.6	x
Including interest on deposits	5.0	x	4.7	x	4.1	x	2.7	x	1.9	x	1.5	x

PLAN OF DISTRIBUTION

Peapack may sell the offered securities:

•	directly to purchasers,
•	through agents,
•	through dealers,
•	through underwriters,
•	directly to its shareholders, or
•	through a combination of any of these methods of sale.

The prospectus supplement relating to a series of the offered securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Peapack from the sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the offered securities may be listed.

Peapack may use one or more underwriters in the sale of the offered securities, in which case the offered securities will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
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•	at prices related to the prevailing market prices; or
•	at negotiated prices.

Offerings of securities covered by this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of a securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or
•	to or through a market maker otherwise than on such securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;
•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Peapack may directly solicit offers to purchase offered securities. Agents designated by Peapack from time to time may also solicit offers to purchase offered securities. Any agent designated by Peapack who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Peapack to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, Peapack will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is, or underwriters are, used in the sale, Peapack will execute an underwriting agreement with the underwriters at the time of sale to the underwriters. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, the underwriter may be deemed to have received compensation from Peapack in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If so indicated in the applicable prospectus supplement, Peapack will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from Peapack at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

•	the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and
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•	if the offered securities are also being sold to underwriters, Peapack will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

Offered securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Peapack. Any remarketing firm will be identified and the terms of its agreement, if any, with Peapack and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that may be entered into with Peapack, to indemnification by Peapack against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof and may engage in transactions with, or perform services for, Peapack in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Day Pitney LLP, Parsippany, New Jersey.

EXPERTS

The consolidated financial statements of Peapack incorporated in this registration statement by reference to Peapack’s Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. This prospectus summarizes material provisions of contracts and other documents that we refer you to. For further information on Peapack and the securities, you should refer to our registration statement and its exhibits, as well as prospectus supplements and certain Current Reports on Form 8-K that we may file regarding the sale of certain securities covered by this registration statement. As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

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We also file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;
•	we can disclose important information to you by referring you to those documents; and
•	information that we file with the SEC will automatically update and supersede this prospectus and earlier information incorporated by reference. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2013;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;
•	Current Reports filed on Form 8-K dated February 21, 2014, April 22, 2014 (Item 7.01 only) and April 28, 2014;
•	The definitive proxy statement for our 2014 annual meeting of shareholders; and
•	The description of the common stock which is contained in Peapack’s Registration Statement on Form 10 including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC in the future until the termination of any offering of securities offered by this prospectus under the terms of:

•	Sections 13(a) and (c) of the Exchange Act;
•	Section 14 of the Exchange Act; and
•	Section 15(d) of the Exchange Act.

We are not, however, incorporating, in each case, any documents or information that have been “furnished” but not “filed” for purposes of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

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Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921

Attention: Jeffrey J. Carfora

Telephone: (908) 234-0700

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